Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
February 2, 2011	Investor Contact: Micah S. Goldstein
(276) 627-2565
STANLEY FURNITURE ANNOUNCES
2010 OPERATING RESULTS
STANLEYTOWN, VA, February 2, 2011/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and operating results for 2010.
Net sales of $137.0 million decreased 14.6% compared to 2009. A net loss of $43.8 million ($4.11 per share) was incurred in 2010 compared to a net loss of $11.8 million ($1.14 per share) in 2009. The increased loss in 2010 resulted primarily from the near-term impact of actions taken in conjunction with the Company’s restructuring plans and lower sales.
Income of $1.6 million was recorded in 2010 from the receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) involving wooden bedroom furniture imported from China and other related payments, net of legal expenses compared to $9.3 million in 2009.
Cash on hand was $25.5 million at December 31, 2010. Working capital, excluding cash and current maturities of long-term debt, decreased to $27.2 million at year-end 2010 compared to $46.9 million at December 31, 2009. The lower working capital is primarily due to reductions in inventories and accounts receivable in response to lower sales.
Several special items in the fourth quarter of 2010 impacted the Company’s cash flows. These items included:
•	receipt of $2.2 million from CDSOA payments in connection with the case involving wooden bedroom furniture imported from China,
•	raising $12.0 million from the issuance of 4 million shares of its common stock in a rights offering,
•	prepayment in full of the Company’s outstanding debt with Prudential Insurance Company of America and other lenders in the amount of $15 million,
•	receipt of $2.3 million from the sale of machinery and equipment no longer needed as a result of ceasing production at the Stanleytown, Virginia facility, and
•	receipt of $4.9 million from the sale of the Stanleytown, Virginia facility and Martinsville, Virginia facility.

“Our near-term outlook on consumer demand in the premium segment of the wood residential market remains unfavorable”, commented Glenn Prillaman, President and Chief Executive Officer. “However, after a year of restructuring our business, recruiting new members to our management team, and strengthening our balance sheet in the fourth quarter, we believe we are well positioned to execute our strategy and have established a pathway to generate profits from operations.
“The Company’s two branded product lines now utilize distinct operational models. Each model is specifically tailored to address the demand drivers for that product line in the wood residential market’s premium segment.
“Our adult furniture product line, marketed as Stanley Furniture, is now made completely offshore since we ceased manufacturing in our Stanleytown facility late last year. We are the most important customer to a minimal number of smaller, specialty manufacturers in Southeast Asia. Style and finish are the key points of product differentiation in the luxury case goods market. Our overseas associates are experts in these areas and deliver these product features at a tremendous value to our customer.
“Our infant/youth furniture product line, marketed as Young America, is now manufactured domestically in one facility of our own because proximity to market and production control positions us to differentiate our products from competition through customization, selection, quick delivery and the ability to provide parents assurance of safe, healthy products for their child”, concluded Prillaman.
Conference Call Details
Management will host a conference call at 9:00 a.m. EST on February 3, 2011. The dial-in number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through February 10, 2011) is (877) 660-6853, the account reference number is 275 and the conference number is 365431.
About Stanley Furniture Company, Inc.
Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Forward Looking Statements
Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, our success in transitioning our adult product line to offshore vendors, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at our manufacturing facility. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009

Net sales	$27,689	$39,906	$137,012	$160,451

Cost of sales	33,711	43,099	153,115	158,695

Gross profit (loss)	(6,022)	(3,193)	(16,103)	1,756

Selling, general and administrative expenses	4,363	7,088	20,625	26,666

Goodwill impairment charge			9,072

Operating loss	(10,385)	(10,281)	(45,800)	(24,910)

Income from Continued Dumping and Subsidy Offset Act, net	1,556	9,340	1,556	9,340
Other income, net	6	27	25	160
Interest income		1	3	45
Interest expense	707	939	3,537	3,748

Loss before income taxes	(9,530)	(1,852)	(47,753)	(19,113)

Income tax benefit	(1,206)	(573)	(3,963)	(7,362)

Net loss	$(8,324)	$(1,279)	$(43,790)	$(11,751)

Diluted loss per share	$(.73)	$(.12)	$(4.11)	$(1.14)

Weighted average number of shares	11,345	10,332	10,650	10,332

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009

Reconciliation of operating loss as reported to operating loss adjusted:

Operating loss as reported	$(10,385)	$(10,281)	$(45,800)	$(24,910)
Plus goodwill impairment charge			9,072
Plus accelerated depreciation	2,403	731	6,177	1,478
Plus restructuring charge	2,511	4,155	4,272	4,629

Operating loss as adjusted	$(5,471)	$(5,395)	$(26,279)	$(18,803)

Reconciliation of net loss as reported to net loss adjusted:

Net loss as reported	$(8,324)	$(1,279)	$(43,790)	$(11,751)
Plus goodwill impairment charge			9,072
Less income from CDSOA, net	1,427	5,742	1,427	5,742
Plus accelerated depreciation	2,099	451	5,664	909
Plus restructuring charge	2,193	2,563	3,918	2,846

Net loss as adjusted	$(5,459)	$(4,007)	$(26,563)	$(13,738)

Reconciliation of loss per share (EPS) as reported to loss per share adjusted:

EPS as reported	$(.73)	$(.12)	$(4.11)	$(1.14)
Plus goodwill impairment charge			.85
Less income from CDSOA, net	.13	.56	.13	.56
Plus accelerated depreciation	.19	.04	.53	.09
Plus restructuring charge	.19	.25	.37	.28

EPS as adjusted	$(.48)	$(.39)	$(2.49)	$(1.33)

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2010	2009

Assets
Current assets:
Cash	$25,532	$41,827
Accounts receivable, net	9,888	15,297
Inventories	25,695	37,225
Prepaid expenses and other current assets	5,883	4,898
Income tax receivable	3,952	6,882
Deferred income taxes	1,021	3,433

Total current assets	71,971	109,562

Property, plant and equipment, net	15,980	31,375
Goodwill		9,072
Other assets	445	453

Total assets	$88,396	$150,462

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt		$1,429
Accounts payable	$9,116	11,633
Accrued expenses	10,086	9,223

Total current liabilities	19,202	22,285

Long-term debt		26,428
Deferred income taxes	1,021	2,128
Other long-term liabilities	6,378	6,774

Stockholders’ equity	61,795	92,847

Total liabilities and stockholders’ equity	$88,396	$150,462

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2010	2009
Cash flows from operating activities:
Cash received from customers	$142,481	$168,504
Cash paid to suppliers and employees	(158,560)	(171,349)
Cash from Continued Dumping and Subsidy Offset Act, net	2,232	7,443
Interest paid	(3,750)	(3,664)
Income taxes received (paid)	8,195	(2,120)

Net cash used by operating activities	(9,402)	(1,186)

Cash flows from investing activities:
Capital expenditures	(857)	(2,621)
Purchase of other assets	(28)
Proceeds from sale of assets held for sale, net	5,731	1,303

Net cash provided (used) by investing activities	4,846	(1,318)

Cash flows from financing activities:
Repayment of senior notes	(27,857)	(1,429)
Proceeds from lease related obligation	2,360
Proceeds from exercise of stock options	116
Proceeds from insurance policy loans	1,845	1,747
Proceeds from rights offering	11,797

Net cash provided (used) by financing activities	(11,739)	318

Net decrease in cash	(16,295)	(2,186)
Cash at beginning of period	41,827	44,013

Cash at end of period	$25,532	$41,827

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(43,790)	$(11,751)

Goodwill impairment	9,072
Depreciation and amortization	9,405	5,994
Inventory write-down		2,077
Deferred income taxes	1,305	(177)
Stock-based compensation	703	839
Other	657
Changes in working capital	13,555	3,285
Other assets	87	66
Other long-term liabilities	(396)	(1,519)

Net cash used by operating activities	$(9,402)	$(1,186)